Exhibit (a)(1)(ii).

LETTER OF TRANSMITTAL

REGARDING

SHARES OF COMMON STOCK

IN

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

TENDERED PURSUANT TO THE OFFER TO PURCHASE

DATED AUGUST 20, 2025

The Offer will expire

at, and this Letter of Transmittal must be

received by, 4:00 p.m., Eastern Time,

on Friday, September 19, 2025, unless the Offer is extended.

If you do not want to sell your Shares at this time, please disregard this notice. This is simply notification of the Fund’s tender offer. If you decide to tender, you are responsible for confirming that your financial adviser or the Fund’s Transfer Agent has received your documents in good order.

Ladies and Gentlemen:

The undersigned hereby tenders to BlackRock Municipal Credit Alpha Portfolio, Inc., a diversified, closed-end management investment company operating as an “interval fund” and organized under the laws of the State of Maryland (the “Fund”), the shares of common stock (“Shares”) in the Fund or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase dated August 20, 2025 (“Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”). All capitalized terms used herein and not otherwise defined have the meaning as defined in the Fund’s Charter. The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be received timely and in the appropriate form.

The undersigned hereby sells to the Fund the Shares of the Fund tendered hereby pursuant to the Offer. The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer Shares tendered hereby, that when and to the extent the Shares are repurchased by the Fund, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that none of such Shares will be subject to any adverse claim. The undersigned, upon request, shall execute and deliver all additional documents deemed by the Transfer Agent or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered hereby.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase any of the Shares of the Fund or portion thereof tendered hereby. The undersigned recognizes that, if the Offer is oversubscribed, not all the undersigned’s Shares of the Fund may be purchased.

The cash payment(s) of the purchase price for the Shares tendered by the undersigned and accepted for purchase by the Fund will be made by wire transfer of the proceeds to the undersigned’s account at the financial intermediary from which the undersigned’s subscription funds were debited, or, for direct investments without a financial intermediary, to the account designated by the undersigned in this Letter of Transmittal. The undersigned hereby represents and warrants that the undersigned understands that upon a withdrawal of such cash payment from the account, the institution at which the account is held may subject such withdrawal to any fees that it would customarily assess upon the withdrawal of cash from such account. The undersigned hereby represents and warrants that the undersigned understands that any payment in the form of marketable securities would be made by means of special arrangement with the tendering shareholder in the sole discretion of the Fund’s Board of Directors.

The undersigned recognizes that the amount of the purchase price for Shares will be based on the unaudited net asset value of the Fund as of September 19, 2025 (the “Valuation Date”), subject to an extension of the Offer as described in Section 15 “Amendments; Extensions of Purchase Period; Termination” of the Offer to Purchase.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 6 “Withdrawal Rights” of the Offer to Purchase, this tender is irrevocable.

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 2

VALUATION DATE: September 19, 2025 TENDER OFFER EXPIRATION DATE: 4:00 p.m. (Eastern Time), September 19, 2025 PARTS 1, 2, 3, 4 AND 5 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST BlackRock employees, board members and their immediate family members who have an account held directly at BlackRock would use this form to tender shares of BlackRock Municipal Credit Alpha Portfolio, Inc. (the “Fund”) pursuant to this tender offer. Contact your financial professional or brokerage if your account is not held at BlackRock (check your account statement if you are unsure where your account is). Use this Letter of Transmittal only if your account is held at BlackRock. Withdrawal requests in excess of $100,000 and certain requests may require a Medallion Signature Guarantee stamp Send this form, along with any other required documents, to: ☐ Regular mail: ☐ Overnight mail: BlackRock FundsBlackRock Funds P.O. Box 534429500 Ross Street 154-0520 Pittsburgh, PA 15253-4429Pittsburgh, PA 15262 Fax: (844) 569-5573 Questions? Call us at 1-800-882-0052, Option 4, Monday through Friday between 8:00 AM and 6:00 PM ET or visit us online at www.blackrock.com. This form must be RECEIVED by BNY Mellon Investment Servicing (US), Inc. no later than 4:00 p.m. Eastern Time on the Expiration Date. A fax copy of this request may be accepted, unless a signature stamp (i.e. notary or medallion signature guarantee stamp) is required. Review the Offer to Purchase for additional details; however, if you have any questions, we encourage you to call us for assistance at 1-800-882-0052, Option 4 or email our team at contact.us@blackrock.com. 1. Current Account Information Please tell us about the account(s) that you wish to withdraw from: Full name of account owner, custodian, trustee, etc. Full name of joint owner, minor, co-trustee, etc. Social Security NumberBlackRock Account Number(s) Contact telephone number Contact telephone number Reference number (if applicable)

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 3

2. Requested Tender Amount If you tender a dollar amount of shares, such dollar amount will be divided by the net asset value per Share as of the Valuation Date to determine the number of Shares tendered. The purchase price for such Shares will be based on the net asset value of the Shares as of the Valuation Date. The dollar amount you receive may be different from the dollar amount of Shares specified below to the extent the tender offer is pro rated. ☐ Please Repurchase ALL shares in the account(s) referenced in section 1. ☐ I request a Partial Repurchase of shares in the accounts referenced in section 1 so that I may receive the amount indicated below: Account Number: Amount to Repurchase: A ☐ ☐ U ☐ ☐ Inst ☐ ☐ $ $ 3. For IRA (Individual Retirement Accounts) ONLY 3a. To help ensure your distribution is processed correctly and is reported to the IRS properly, please complete this section to tell us more about the type of distribution. ☐ Normal Distribution from Traditional, Rollover, SEP, or SIMPLE IRA – You are over the age of 59 1⁄2. ☐ Roth IRA Distributions: You are over 59 1⁄2 and this Distribution satisfies the 5-year holding period requirement. (If “No”, then please check the applicable box below. These distributions will be considered premature if they are not due to disability.) ☐ Early (Premature) Distribution – You are under the age of 59 1⁄2 (including distributions due to medical expenses, health insurance premiums, higher education expenses, first time homebuyer expenses, or other reasons). ☐ Inherited IRA Distribution ☐ Permanent Disability – You certify that you are disabled within the meaning of 72(m)(7) of the Internal Revenue Code (An individual shall be considered disabled if he/she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration). ☐ Removal of excess contribution(s) – Complete section 3b in its entirety. ☐ Direct Rollover to a qualified retirement plan, 401(k), TSP, 403(b), etc. – You are certifying that the receiving custodian will accept the IRA assets issued. (A Medallion Signature Guarantee will be required.) ☐ Transfer Incident due to divorce or legal separation – Additional Documentation or Medallion Signature Guarantee may be required.

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 4

3b. Return of Excess Contribution(s) Amount of Excess: $ Tax year in which the excess contribution was made: Date deposited: Multiple deposits between: and Date (mm/dd/yyyy) Date (mm/dd/yyyy) Date (mm/dd/yyyy) Earnings will be removed with the excess contribution if corrected before your federal income tax-return due date (including extensions), pursuant to Internal Revenue Code Section 408(d)(4) and Internal Revenue Service (“IRS”) Publication 590b. You may be subject to an IRS penalty of 6% for each year the excess remains in the account. In addition, the IRS may impose a 10% early distribution penalty on the earnings, if you are under age 59 1⁄2. You will receive IRS Form 1099-R for the year in which the excess distribution takes place (not for the year in which the excess contribution was made). Consult IRS Publication 590b for more information pertaining to excess contributions. If you are subject to a federal penalty tax due to an excess contribution, you must file IRS Form 5329. For the purpose of the excess contribution, we will calculate the net income attributable (“NIA”) to the contribution using the method provided in the IRS Final Regulations for Earnings Calculation for Returned or Re-characterized Contributions. This method calculates the NIA based on the actual earnings and losses of the IRA during the time it held the excess contribution. Please note that a negative NIA is permitted and, if applicable, will be deducted from the amount of the excess contribution. Re-designating an excess contribution to a later tax year. Please consult a tax advisor to review your specific situation and to determine your best course of action. If you should decide to carry over the excess contribution to a later year, DO NOT RETURN THIS FORM. A) The excess is being corrected before your federal income tax-filing deadline (including extensions): ☐ Remove excess plus/minus net income attributable. Distribute according to instructions in Section 3b. ☐ Remove excess plus/minus net income attributable. Re-deposit as a current year contribution (not to exceed annual IRA contribution limit). B) The excess is being corrected after your federal income tax-filing deadline (including extensions). Earnings on the excess will remain in the account. ☐ Remove excess and distribute according to instructions in Section 3b. ☐ Remove excess and re-deposit as a current year contribution (not to exceed annual IRA contribution limit). 3c. Tax Withholding Election (REQUIRED) Distributions from IRAs and qualified retirement plans that are not eligible for rollover are subject to federal income tax withholding and may be subject to state withholding. You may affirmatively elect additional withholding or opt to NOT have withholding applied to your distributions. Federal tax withholding is required for accounts with a foreign address. Please consult a tax professional or your state’s tax authority for additional information on your state requirements. Federal Tax Withholding Federal income tax withholding is taken on any distribution, subject to the IRS withholding rules, at the rate of 10% from the gross payment amount even if it is excluded from gross income, unless an election is provided. The withholding procedure may result in excess payments to the IRS. Electing to have no federal taxes withheld from distributions or not having enough federal income tax withheld from distributions may cause you to be responsible for estimated tax. Under the estimated tax rules you may incur penalties if the estimated tax withholding payment is not sufficient. Please complete the section below, your election will remain in effect until the Custodian is notified in writing of a change. Select one of the following: ☐ I elect NOT to withhold federal income tax ☐ Withhold % federal income tax ☐ Withhold 10% federal income tax State Withholding State income tax withholding requirements are determined by the state of your residence, if any. States with mandatory withholding may require state income tax to be withheld if withholding is taken for federal taxes or may mandate a fixed amount regardless of your federal tax election. Voluntary states allow you to determine if you would like state taxes withheld. Certain states are non-participatory and do not require income tax on retirement payments. For Mandatory States Only: ☐ I elect to take % in addition to the Mandatory Withholding For Voluntary States Only: ☐ I elect NOT to withhold state income Tax ☐ Withhold $ or % state income tax

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 5

4. Delivery Instructions Please check the appropriate box to tell us where to send your distribution. Please note: Certain requests may require a Medallion Signature Guarantee stamp and additional documentation (such as a death certificate). ☐ Send the proceeds by check to the owner(s)’s address by:☐ Regular Mail OR ☐ Overnight ($15 fee) ☐ Send the proceeds to my existing bank account on record by: ☐ ACH ☐Wire ($7.50 per fund) (Bank Instructions must be on file at BlackRock) ☐ Send the proceeds to my new bank instructions (Complete below) (Medallion Stamp REQUIRED) Complete this section below and attach a bank statement, voided check, or savings deposit slip (showing the bank account number & registration of your bank account). ☐ Transfer Funds Electronically (ACH) OR ☐ Wire Funds ($7.50 per fund) Full name of bank account owner Full name of joint bank account owner Signature of other bank account owner (if any) Name of bank ☐ Checking ☐ Savings ABA routing number (9 digits)Bank account number Please note: If you do not select an option, your distribution will be mailed in the form of a check to your address of record. If you are planning to have proceeds sent via Federal Wire, please contact your bank to confirm whether or not they assess a fee upon receipt of the funds. Please also note: If you are planning to have proceeds sent to an address or bank account that does not match your BlackRock account, BlackRock will require a Medallion Signature Guarantee Stamp. If the stamp you obtain is not legible via fax, please mail it to the address on the upper right-hand corner of page three. If you cannot obtain a Medallion Signature Guarantee Stamp or have any additional questions, please speak with a BlackRock Service Center representative to assist you.

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 6

5. Signatures The undersigned acknowledges that this request is subject to all the terms and conditions set forth in the Fund’s Prospectus and the Offer to Purchase dated August 20, 2025 (the “Offer to Purchase”). This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering shareholder. In the case of joint accounts, each joint holder must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with this Letter of Transmittal. Tax Certification - Under penalties of perjury, I/we certify that: The number shown on this form is the correct taxpayer identification number, and The investor is not subject to backup withholding because the investor: (a) is exempt from backup withholding, or (b) has not been notified by the Internal Revenue Service (IRS) that the Investor is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the investor that they are no longer subject to backup withholding, and The applicant is a U.S. person (including a U.S. resident alien) or Alternatively, under penalties of perjury, the applicant certifies that they are subject to withholding. If so, check here ☐ The FATCA code(s) entered on this form (if any) indicating the investor is exempt from FATCA reporting is correct. CODE: The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding. I acknowledge that: I certify that I am authorized to make these elections and that all information provided is true and accurate. No tax or legal advice has been given to me by the Custodian (BNY Mellon Asset Servicing, Inc.), the Fund, or any agent of either of them, and that all decisions regarding the elections made on this form are my own. The Custodian is authorized to distribute funds from my account in the manner requested. The Fund may conclusively rely on this certification and authorization without further investigation or inquiry. I assume responsibility for any adverse consequences that may arise from the election(s) and agree that the Fund and their agents shall in no way be responsible, and shall be indemnified and held harmless, for any tax, legal or other consequences of the election(s) made on this form. The payment is to be sent to the registered owner(s) of the shares shown in the registration of the account. Signature of account owner, trustee, custodian, etc. Date (mm/dd/yyyy) Title / Capacity (if any) Signature of co-owner, trustee, custodian, etc. Date (mm/dd/yyyy) Title / Capacity (if any) For Notary Public (if accepted): State of County of On this day of , 20 , before me, the undersigned Notary Public, , personally appeared and proved through satisfactory evidence of Identification to be the person whose name is signed above and acknowledged by: Signature of Notary Public For Notary Public (if accepted): State of County of On this day of , 20 , before me, the undersigned Notary Public, , personally appeared and proved through satisfactory evidence of Identification to be the person whose name is signed above and acknowledged by: Signature of Notary Public

Letter of Transmittal – BlackRock Municipal Credit Alpha Portfolio, Inc.	Page 7